Exhibit 99.1

Biofrontera Inc. Reports Second Quarter 2023 Financial Results and Provides a Business Update

Conference call begins at 8:30 a.m. Eastern time today

WOBURN, Mass. (August 11, 2023) – Biofrontera Inc. (Nasdaq: BFRI) (the “Company”), a biopharmaceutical company specializing in the commercialization of dermatologic products, today reported financial results for the three and six months ended June 30, 2023 and provided a business update.

Highlights from the second quarter of 2023 and subsequent weeks included the following:

●	Total revenues were $5.8 million, an increase of 31% from the comparable prior-year period
●	Cash and cash equivalents were $4.5 million as of June 30, 2023, compared with $17.2 million as of December 31, 2022
●	Equity investment in shares of Biofrontera AG were $5.9 million as of June 30, 2023
●	Named Founder and Executive Chairman Hermann Luebbert as Chief Executive Officer, who continues to serve as Chairman of the Board of Directors
●	Appointed life sciences industry veteran Heikki Lanckriet, Ph.D. to the Board of Directors
●	A U.S. patent related to a novel photodynamic therapy (PDT) protocol that is expected to be less painful but similarly effective to conventional PDT awarded to our licensing partner
●	Engaged a contract manufacturer to develop a new, low-cost portable PDT lamp for use with Ameluz® (Ameluz-PDT)
●	Announced last patient out in a Phase 1 clinical study evaluating the safety and tolerability of treating AK using three tubes of Ameluz
●	Announced last patient enrolled in Phase 3 clinical study evaluating Ameluz-PDT for the treatment of superficial Basal Cell Carcinoma

Management Commentary

“Biofrontera has always been a leader in innovation in PDT, and with advancements expected in multiple ongoing clinical studies for Ameluz, we are positioned for significant market expansion and revenue potential. In addition to the recent progress in ongoing clinical studies, I am proud of our team now beginning work on an early prototype of a portable PDT lamp, which has the potential not only to expand the use of Ameluz-PDT to physician offices with space limitations, but also to provide our sales force with a new selling proposition that can be easily transported and demonstrated to prospective customers,” said Hermann Luebbert, Chief Executive Officer and Chairman of Biofrontera.

“With enhancements to our commercial strategy that range from more impactful marketing to focusing investments in higher-value sales territories, we are proud of our second quarter financial results as product revenues grew by 31% over the prior year,” added Fred Leffler, Chief Financial Officer of Biofrontera Inc. “Our business is tracking well against our expectations and we are affirming guidance for 2023 revenue growth of at least 25% compared with 2022.”

Second Quarter Financial Results

Total revenues for the second quarter of 2023 were $5.8 million, an increase of $1.4 million, or 31%, compared with $4.5 million for the second quarter of 2022. This growth reflects higher sales of Ameluz due to a sales force expansion, increased adoption by dermatologists and the absence of a buy-in impact due to a price increase.

Total operating expenses were $14.5 million for the second quarter of 2023 compared with $10.7 million for the second quarter of 2022. Cost of revenues  was $2.9 million for the second quarter of 2023 compared with $2.6 million for the prior-year quarter, driven by higher Ameluz product revenue. Selling, general and administrative expenses  were $11.5 million for the second quarter of 2023 compared with $10.0 million for the second quarter of 2022, with the increase primarily due to higher personnel costs, mostly related to severance payments due to a realignment of the work force.

The net loss for the second quarter of 2023 was $9.8 million, or $(7.23) per share, compared with a net loss of $850,000, or $(0.90) per share, for the prior-year quarter, all on a post-split basis.

Adjusted EBITDA for the second quarter of 2023 was negative $7.9 million compared with negative $7.1 million for the second quarter of 2022, reflecting higher SG&A costs partially offset by increased revenues. Adjusted EBITDA, a non-GAAP financial measure, is defined as net income or loss excluding interest income and expense, income taxes, depreciation and amortization, and certain other non-recurring or non-cash items.

Six Month Financial Results

Total revenues were $14.6 million for the first half of 2023 compared with $14.2 million for the first half of 2022. The increase was primarily driven by a higher volume of Ameluz sales due to the sales team expansion, a higher average Ameluz selling price and a higher volume of RhodoLED® lamp sales. The increase is remarkable as it was achieved in the absence of the stocking effect of a price increase as in the previous year.

Total operating expenses were $28.8 million for the first half of 2023 compared with $23.5 million for the first half of 2022. Cost of revenues  decreased slightly from the prior year to $7.5 million for the first six months of 2023. Selling, general and administrative expenses increased by 21 % compared with the prior year, primarily due to higher legal expenses and headcount.

The net loss for the first half of 2023 was $17.3 million, or $(12.73) per share, compared with net income of $4.7 million, or $5.22 per diluted share, for the first half of 2022.

Adjusted EBITDA was negative $11.9 million for the first half of 2023 compared with negative $9.5 million for the first half of 2022.

The below table presents a reconciliation from net income (loss) to Adjusted EBITDA for the three and six months ended June 30, 2023 and 2022:

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Net income (loss)	$(9,837)	$(850)	$(17,315)	$4,711
Interest expense, net	79	38	114	71
Income tax expense	14	-	20	30
Depreciation and amortization	253	132	518	263
EBITDA	(9,491)	(680)	(16,663)	5,075
Change in fair value of contingent consideration	100	(1,900)	(100)	(1,900)
Change in fair value of warrant liabilities	(375)	(5,371)	(1,403)	(14,082)
Change in fair value of investment, related party	1,482	-	4,424	-
Legal settlement expenses	107	261	1,225	313
Stock compensation expense	259	551	610	1,068
Adjusted EBITDA	$(7,918)	$(7,139)	$(11,907)	$(9,526)
Adjusted EBITDA margin	-135.4%	-160.2%	-81.7%	-67.0%

As of June 30, 2023, Biofrontera had cash and cash equivalents of $4.5 million compared with $17.2 million as of December 31, 2022. In addition, the Company had a $5.9 million investment in shares of Biofrontera AG as of June 30, 2023.

Financial Expectations

Biofrontera Inc. affirms expectations for full-year 2023 growth in revenue to be at least 25% compared with 2022, and expects to be cash flow positive within approximately one and a half years.

Conference Call and Webcast

Biofrontera Inc. will hold a conference call today at 8:30 a.m. Eastern time to discuss these results and answer questions.

Date:	Friday, August 11, 2023
Time:	8:30 a.m. Eastern time
Conference Call:	1-877-877-1275 (U.S. toll-free)
1-412-858-5202 (international)
Webcast:	Live and 90-day replay webcast are available here and at investors.biofrontera-us.com.

About Biofrontera Inc.

Biofrontera Inc. is a U.S.-based biopharmaceutical company commercializing a portfolio of pharmaceutical products for the treatment of dermatologic conditions with a focus on photodynamic therapy (PDT) and topical antibiotics. The Company’s licensed products are used for the treatment of actinic keratoses, which are pre-cancerous skin lesions, as well as impetigo, a bacterial skin infection. For more information, visit www.biofrontera-us.com and follow Biofrontera on LinkedIn and Twitter.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, as amended to date. These statements include, but are not limited to, statements relating to Biofrontera Inc.’s (the “Company”) 2023 revenue guidance, clinical trials for Ameluz® and potential for label expansion, improved market opportunities, the potential impact of developing new PDT lamp prototypes and the impact of enhancements to sales strategy. We have based these forward-looking statements on our current expectations and projections about future events, nevertheless, actual results or events could differ materially from the plans, intentions and expectations disclosed in, or implied by, the forward-looking statements we make. These risks and uncertainties, many of which are beyond our control, including, but not limited to, the impact of any extraordinary external events; any changes in the Company’s relationship with its licensors; the ability of the Company’s licensors to fulfill their obligations to the Company in a timely manner; the Company’s ability to achieve and sustain profitability; whether the current global disruptions in supply chains will impact the Company’s ability to obtain and distribute its licensed products; changes in the practices of healthcare providers, including any changes to the coverage, reimbursement and pricing for procedures using the Company’s licensed products; the uncertainties inherent in the initiation and conduct of clinical trials; availability and timing of data from clinical trials; whether results of earlier clinical trials or trials of Ameluz® in combination with BF-RhodoLED® in different disease indications or product applications will be indicative of the results of ongoing or future trials; uncertainties associated with regulatory review of clinical trials and applications for marketing approvals; whether the market opportunity for Ameluz® in combination with BF-RhodoLED® is consistent with the Company’s expectations; the Company’s ability to comply with public company requirements; the Company’s ability to retain and hire key personnel; the sufficiency of cash resources and need for additional financing and other factors that may be disclosed in the Company’s filings with the SEC, which can be obtained on the SEC website at www.sec.gov. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations and beliefs. The Company does not plan to update any such forward-looking statements and expressly disclaims any duty to update the information contained in this press release except as required by law.

Contact:

LHA Investor Relations

Tirth T. Patel

212-201-6614

tpatel@lhai.com

(Tables follow)

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except par value and share amounts)

	June 30, 2023	December 31, 2022
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,453	$17,208
Investment, related party	5,935	10,548
Accounts receivable, net	2,193	3,748
Other receivables, related party	4,001	3,658
Inventories	14,785	7,168
Prepaid expenses and other current assets	929	810

Total current assets	32,296	43,140

Other receivables long term, related party	-	2,813
Property and equipment, net	175	204
Operating lease right-of-use assets	1,107	1,375
Intangible asset, net	2,823	3,032
Other assets	504	320

Total assets	$36,905	$50,884

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	1,243	1,278
Accounts payable, related parties	4,657	1,312
Acquisition contract liabilities, net	7,121	6,942
Operating lease liabilities	489	498
Accrued expenses and other current liabilities	10,736	10,864
Line of credit	1,106	-

Total current liabilities	25,352	20,894

Long-term liabilities:
Acquisition contract liabilities, net	2,300	2,400
Warrant liabilities	1,440	2,843
Operating lease liabilities, non-current	600	848
Other liabilities	40	21

Total liabilities	29,732	27,006

Commitments and contingencies (Note 18)

Stockholders’ equity:
Preferred Stock, $0.001 par value, 20,000,000 shares authorized, zero shares issued and outstanding as of June 30, 2023 and December 31, 2022	-	-
Common Stock, $0.001 par value, 15,000,000 shares authorized; 1,367,628 and 1,359,040 shares issued and outstanding as of June 30, 2023 and December 31, 2022	27	27
Additional paid-in capital	103,980	103,370
Accumulated deficit	(96,834)	(79,519)

Total stockholders’ equity	7,173	23,878

Total liabilities and stockholders’ equity	$36,905	$50,884

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts and number of shares)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022

Product revenues, net	$5,830	$4,441	$14,544	$14,177
Revenues, related party	18	16	36	31

Total revenues, net	5,848	4,457	14,580	14,208

Operating expenses
Cost of revenues, related party	2,772	2,402	7,319	7,377
Cost of revenues, other	116	152	167	327
Selling, general and administrative	11,456	9,669	21,254	17,285
Selling, general and administrative, related party	92	346	119	441
Research and development	11	-	11	-
Change in fair value of contingent consideration	100	(1,900)	(100)	(1,900)

Total operating expenses	14,547	10,669	28,770	23,530

Loss from operations	(8,699)	(6,212)	(14,190)	(9,322)

Other income (expense)
Change in fair value of warrants	375	5,371	1,403	14,082
Change in fair value of investment, related party	(1,482)	-	(4,424)	-
Interest expense, net	(79)	(38)	(114)	(71)
Other income, net	62	29	30	52

Total other income (expense)	(1,124)	5,362	(3,105)	14,063

Income (loss) before income taxes	(9,823)	(850)	(17,295)	4,741
Income tax expense	14	-	20	30

Net income (loss)	$(9,837)	$(850)	$(17,315)	$4,711

Income (loss) per common share:
Basic	$(7.23)	$(0.90)	$(12.73)	$5.24
Diluted	$(7.23)	$(0.90)	$(12.73)	$5.22

Weighted-average common shares outstanding:
Basic	1,360,739	941,175	1,359,894	898,444
Diluted	1,360,739	941,175	1,359,894	902,209

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